Exhibit 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-10 of Green Growth Brands Inc. (the “Registration Statement”) of our report dated September 26, 2018 relating to the audited consolidated financial statements for the period from commencement of operations on February 14, 2018 to July 31, 2018 and related notes. We also consent to the reference to us under the heading “Experts” in the offer to purchase and takeover bid circular dated January 22, 2019 made by Green Growth Brands Inc. to the holder of Aphria Shares, which is part of the Registration Statement.

(signed) “MNP SENCRL, srl”

MNP SENCRL, srl

Montreal, Quebec

January 22, 2019